Exhibit 10.3
November 3, 2022 Todd Pollak
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Re: Oﬀer Letter Dear Todd,
Marqeta, Inc. (the “Company”) is delighted to extend to you this oﬀer to join our team. These are incredibly exciting times at Marqeta and we look forward to having you be part of our future success! The terms of this oﬀer are outlined below.

1.Position. You will perform the duties of SVP & GM, Americas reporting to me. You will be based in our Oakland, CA oﬃce. This oﬀer is for a full-time, exempt position and we estimate that your start date will be on or about December 19, 2022 (the date you actually commence employment with the Company will be the “Start Date”). It is the intention of the Company that you will commence employment as the Chief Revenue Oﬃcer of Marqeta within one year from the date of your Start Date.

2.    Compensation.

●Salary. You will be paid an annual base salary of $400,000.00 payable semi-monthly in accordance with the Company’s normal payroll process. Your annual base salary is contingent on your reporting location. If your reporting location changes, your salary may be subject to adjustment to the appropriate location diﬀerential.

●Your total annual On-Target Earnings (OTE) is composed of your (i) total annual base salary and (ii) variable compensation, consisting of an individual sales-based variable annual performance target of $400,000.00. Your variable compensation will be subject to your eligibility to participate in and satisfaction of the terms of your applicable compensation plan (the “Sales Plan”). The amount you may earn in base salary plus variable compensation is limited to 2x annual OTE. You will be provided a copy of the Sales Plan and your targets and quotas upon the start of your employment.

During your ﬁrst twelve months of employment, you will be eligible for a monthly Sales Ramp payment, equivalent to 1/12th of your variable compensation, less any earned variable compensation due for that month.

Your compensation is subject to all normal payroll deductions and required withholdings.

3.     Restricted Stock Units. It will be recommended to the Company’s Board of Directors (or committee thereof) that you be granted Restricted Stock Units (RSUs) with an estimated value of $5,000,000.00 (“Value”), where the Value shall be converted into a number of RSUs by dividing the value by the average closing market price of one share of the Company’s Class A common stock for the twenty (20) consecutive trading day period ending on the last trading day prior to the Grant Date, rounded down to the nearest whole share. RSU grants are typically granted on the 15th day of the month following your start date. Each RSU represents one share of the Company’s Class A common stock. The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company’s 2021 Stock Option and Incentive Plan (the “Plan”) and the applicable restricted stock unit award agreement. The RSUs will vest over approximately four years as follows provided you remain in continuous service through the applicable vesting date: (i) the ﬁrst 25% of the RSUs will vest on the one-year anniversary of the vesting commencement date and (ii) an additional 1/16th of the RSUs will vest each quarterly vesting date thereafter. The vesting commencement date for RSUs will be the quarterly vest date immediately preceding your Start Date if your Start Date occurs during the ﬁrst 45 days of an applicable quarter and the subsequent quarterly vest date if your start date occurs after the 45th day of the quarter. For these purposes, each quarter will start on the quarterly vesting date and each of March 1, June 1, September 1, and December 1 will count as day zero (that is, counting will start at zero, not one). “Vesting date” means March 1, June 1, September 1, and December 1.
4.    Stock Options. It will be recommended to the Company’s Board of Directors (or committee thereof) that you be granted an option to purchase shares of the Company’s Class A common stock, with an estimated value of $5,000,000.00 (“Value”). The Value shall be converted into a number of shares of the Company’s Class A Common Stock by dividing the Value by the fair value calculated by the Company under ASC Topic 718, rounded down to the nearest whole share. The exercise price per share for the option shall be equal to the closing price of a share of Class A common stock on the date of the grant (or the day immediately preceding the grant date for which a closing price is reported). The shares subject to the option shall vest as follows provided you remain in continuous service through the applicable vesting date: twenty-ﬁve percent (25%) of the shares subject to the option shall vest on the one year anniversary of your Start Date and the remaining shares subject to the option shall vest in equal monthly installments over the three years thereafter. The provisions of your stock option grant shall otherwise be subject to the provisions of the Company’s standard form of Stock Option Agreement and the Plan.

5.    Separation After Sale Event. In the event your employment with the Company is either (i) terminated by the Company without Cause or (ii) you resign from such employment for Good Reason (as deﬁned below), in either case within three (3) months before or twelve (12) months after the consummation of a Sale Event (as deﬁned in the Plan), then subject to you delivering to the Company or its successor a fully executed and eﬀective general release of claims in favor of the Company and its successor that becomes eﬀective and irrevocable within sixty (60) days of the date of your termination or resignation (as applicable), then 100% of the shares subject to your outstanding equity awards, including the RSUs described above, will vest as of the date of such termination (or the Sale Event, if later).

For purposes of this letter agreement, “Good Reason” means that you have complied with the “Good Reason Process” following the occurrence of any of the following events:

(i)a material diminution in your title, responsibilities, authority, or duties;
(ii)a material diminution in your base salary, except for across the board salary reductions based on the Company’s ﬁnancial performance similarly aﬀecting all or substantially all senior management employees of the Company; or
(iii)a change in geographic location of more than 50 miles at which you provide services to the Company (or its successor).

For these purposes, “Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the ﬁrst occurrence of the Good Reason condition within 60 days of the ﬁrst occurrence of such condition; (iii) you cooperate in good faith with the Company’s eﬀorts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such eﬀorts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

“Cause” as used in this Paragraph 5, means the following: (1) felony fraud that directly results in adverse harm to the company and which results in a conviction; or (2) material failure by you to carry out or comply with any lawful and reasonable directive of the Board or the CEO that is consistent with the terms of this Agreement, but only after Company has notiﬁed you of the noncompliance and provided you with 30 days to cure said material failure.

6.     Beneﬁts in the Event of Separation or Failure to Promote.

As previously stated, it is the Company’s intention that you assume the role of Chief Revenue Oﬃcer within one year of your commencement date with the Company. If within one year of your Start Date the Company has not provided you with the job title of Chief Revenue Oﬃcer and the job duties and responsibilities associated with that position, and you resign your employment as a result of the Company’s failure to oﬀer you the role of Chief Revenue Oﬃcer within 90 days of receiving actual or constructive notice that the role will not be oﬀered, then: (i) 100% of the new hire RSUs (Restricted Stock Units 3) subject to vest in the following twelve months will immediately vest; and (ii) 100% of the new hire Stock Options (Stock Options 4) subject to vest in the following twelve months will immediately vest. This acceleration of equity is subject to you delivering to the Company a fully executed and eﬀective general release of claims in favor of the Company that becomes eﬀective and irrevocable within sixty (60) days of the date of your termination or resignation (as applicable).

If your employment is terminated without Cause prior to the latter of the thirteenth month anniversary of your Start Date or the six-month anniversary of your promotion to Chief Revenue Oﬃcer, then Company will accelerate the vesting of your equity grants such that: (i) 100% of the RSUs (Restricted Stock Units (3)) subject to vest in the twelve months from your termination date will vest immediately upon your termination; and (ii) 100% of the Stock Options (Stock Options (4)) subject to vest in the twelve months from your termination date will vest immediately upon your termination. This acceleration of equity is subject to you delivering to the Company a fully executed and eﬀective general release of claims in favor of the Company that becomes eﬀective and irrevocable within sixty (60) days of the date of your termination or resignation (as applicable).

“Cause” as used in this Paragraph 6, means the following: (1) felony fraud that directly results in adverse harm to the company and which results in a conviction; or (2) material failure by you to carry out or comply with any lawful and reasonable directive of the Board or the CEO that is consistent with the terms of this Agreement, but only after Company has notiﬁed you of the noncompliance and provided you with 30 days to cure said material failure.

The protections provided to you in this Paragraph 6 will supersede all other agreements entered into contemporaneously or subsequently with respect to the subject matter herein and will survive indeﬁnitely unless and until the protections contained herein expire on their own terms or another agreement is executed by you and the Company which speciﬁcally acknowledges and extinguishes these rights.

7.     Beneﬁts. You will be eligible to participate in the Company’s standard beneﬁt plans, including, but not limited to, time oﬀ, medical, dental, vision and disability insurance coverages. The Company reserves the right to modify at its sole discretion the compensation and beneﬁts plans, as it deems necessary. Your beneﬁts are eﬀective the 1st of the month following or coincident with your start date.

8.    Expenses. You will be entitled to reimbursement for all reasonable and necessary business- related expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

9.    At-Will Employment, Conﬁdential Information, Invention Assignment, and Arbitration Agreement. To enable the Company to safeguard its proprietary and conﬁdential information, it is a condition of hire that you sign prior to your start date the At-Will Employment, Conﬁdential Information, Invention Assignment, and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The At-Will Employment, Conﬁdential Information, Invention Assignment, and Arbitration Agreement will be sent to you prior to your start date.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may aﬀect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conﬂict with your obligations to the Company. Similarly, you agree not to bring any third party conﬁdential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

10.     At-Will Employment. Your employment at the Company is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this oﬀer is subject to satisfactory proof of your right to work in the United States. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

11.    Background Check and Right to Work. This oﬀer is contingent upon a successful employment veriﬁcation and background check. The Company reserves the right to rescind its oﬀer of employment before your Start Date based upon information received in the background veriﬁcation.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

12.    Complete Oﬀer and Agreement. This letter, together with your At-Will Employment, Conﬁdential Information, Invention Assignment, and Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of your employment can be made only in writing and signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and beneﬁts paid to you and other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships as needed.

13.    Acceptance. This oﬀer will remain open until November 10, 2022. To indicate your acceptance, please sign and date this letter. If you accept our oﬀer, we would like you to start on or before December 19, 2022, or such later date as Marqeta completes and reviews the background check.

Todd, I expect you will make a signiﬁcant contribution to our success and will enjoy a meaningful career here at Marqeta. We very much look forward to your favorable reply.

Sincerely, Marqeta, Inc.
/s/ Simon Khalaf

Simon Khalaf
Chief Revenue Oﬃcer

Accepted:

/s/ Todd Pollak        November 4, 2022

Todd Pollak

January 26, 2023
Dear Todd,

Congratulations! I’m thrilled to confirm your new role to Chief Revenue Officer. The details of the new position are below:
Position: Chief Revenue Officer Department: Go to Market Effective Date: January 31, 2023
Additional Restricted Stock Units Value: $1.25 million. Grant date will be February 15, 2023. Vesting commencement date is March 1, 2023. One-third of the shares subject to the grant will vest on March 1, 2024. The remaining shares will vest in equal 1/12th installments on each Quarterly Vesting Date (March 1, June 1, September 1, and December 1) over the next two years.
Additional Stock Options Value: $1.25 million. Grant date will be February 15, 2023. Vesting commencement date is March 1, 2023. One-third of the shares subject to the grant will vest on March 1, 2024. The remaining shares will vest in equal 1/36th monthly installments on the 15th of the month over the next two years.
There are no other changes to your compensation package. Annual base pay, variable compensation, and sales ramp payment remain the same. All other benefits, terms, and conditions of your employment with Marqeta, including your at-will status, remain the same. I look forward to the remarkable contributions you will continue to make.
Congratulations and thank you for being a part of our success!
Sincerely,

Marqeta, Inc.

/s/ Jason Gardner
Jason Gardner Chairman and CEO
Accepted
/s/ Todd Pollak

I have read and understand the terms outlined in this letter.
January 26, 2023